UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  May 4, 2005

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 (Costs Associated with Exit or Disposal Activities)

                Attachment I of this Form 8-K is the transcript of IBM’s Chief Financial Officer Mark Loughridge’s presentation to securities analysts on May 5, 2005 in connection with IBM’s announcement on May 4, 2005 about its plan to implement a series of restructuring actions.

                IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  May 5, 2005

By:	/s/ Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary &
Associate General Counsel

ATTACHMENT I

Thank you.  This is Patricia Murphy, Vice President of Investor Relations at IBM.  Here with me today is Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you all for joining us.

By now, you have seen the press release announcing IBM’s plans to implement a series of restructuring actions, designed to improve the company’s operating efficiencies and strengthen its client-facing operations.  This press release is available as a link on our investor website.

The purpose of today’s call is to provide additional information on this announcement.  There are no charts for the call.  Following the overview, we’ll have a brief question and answer session.

And, as always, a replay of this webcast will be available on our Investor Relations website by this time tomorrow.

Before we get started, let me remind you that:

                                                Certain comments made during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

                                                Those statements involve a number of factors that could cause actual results to differ materially.

                                                Additional information concerning these factors is contained in the company’s filing with the SEC.  Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

Opening Comments

Thanks Patricia.

When we last spoke on April 14th, I said we have been looking at our structure and operating model to ensure that we serve our clients in the most efficient and effective way possible, and that could result in sizable restructuring activities.

Yesterday’s announcement lays out our plans — to improve IBM’s operating efficiencies, and strengthen our client-facing operations.  We wanted to take you though the details we can provide at this time, given where we are in the process.  Keep in mind that we have many, many details to work through.  Additional information will be provided after the specific actions are implemented, in our second quarter earnings release.

The actions are targeted at both our European operating model and our services operations.

                                                We are implementing a more effective management structure in Europe, by driving decision-making authority much lower in the organization and closer to our clients.  This new operating model will reduce structure and put more of our people into direct client roles.

                                                We’ll also use shared centers of excellence to support this model, extending our transformation to a globally integrated company.

                                                And, we are taking actions to maintain and enhance our competitiveness, primarily in Global Services.

                                                We intend to record a pre-tax charge currently estimated between $1.3 and $1.7 billion in the second quarter, and we expect to start to yield benefits in the second half of this year.

Let me step back and describe the business environment and rationale for these actions.

Business Environment/Rationale

IBM is focused on driving high-value solutions to enterprise and small and medium business clients.  Over the past several years, we have made significant changes to our portfolio designed to strengthen IBM’s position in high value segments such as systems, technology, services and software.  The latest action was announced earlier this week, the closing of the sale of our PC business to Lenovo.  This divestiture reduces our dependence on a volatile and commoditizing business, and improves our overall financial profile.

Our strategy also recognizes that clients’ needs are changing, as they look to solutions to solve business problems.  To be successful in this environment, speed and responsiveness at the point of client contact is essential.  In fact, our ability to anticipate client requirements, and take action, is an increasingly important element in our clients’ definition of value.

The actions we have just announced are not merely a reaction to our first quarter results.  They support our strategic direction, and in fact work has been underway for some time.  This should be apparent as I describe how we are reallocating resources to address market demand on one hand, and consolidating and reducing resources to drive efficiency on the other.

It is no secret that there has been an extended period of soft economic conditions in many European countries.  Our business results, and those of many other companies have reflected those economic conditions.  In this environment, actions to address structure, efficiency and matching our skills with the demand we see in local markets are required to stay competitive.

Actions

We are taking actions on two fronts, which I’ll describe briefly to you today.  These actions will strengthen our business, improve productivity and responsiveness, and facilitate growth.  This requires rebalancing investments, from lower growth and lower margin areas to areas of higher growth and higher value.

First, we will improve the speed and execution of our client-facing teams.   We refer to this as “lowering the center of gravity”.

In Europe, this requires new operating models, supported by a new management structure.  We intend to better organize IBM around the needs of our clients by pushing more management responsibility and decision-making authority to our client-facing teams.

This means that pricing decisions, marketing programs, sales cadence and other key sales and support activities move from “headquarters” leaders to field leaders, bringing the point of integration lower in the organization.

In this new European operating model, there is no longer a need for a pan-European management layer.  The intention is to realign most of these jobs,

either putting them in the field where they can directly support clients, or in centers of excellence where they can support our client-facing teams in a more consolidated and efficient way.

We’ll finish out the second quarter under our current operating model, and intend to implement these changes effective July 4th, subject to completion of the consultation process.

Changing our operating model, and giving authority and responsibility to the people who have a deep understanding of our client’s’ needs, enables us to create high-value, integrated cross-brand offerings, respond to client demands, and overcome competitive threats much more quickly than we can today.

It is important to note that the sales and services client contact relationships remain as they are today.

To fully exploit this new model, we are integrating processes, globally, to make our entire business more efficient and responsive.

We are consolidating staff support into shared “Centers of Excellence” around common processes.

Some work should be done close to the client, but other work can be done from any location.  We will consolidate operations where feasible, create standard approaches and repeatable processes, and enable skilled professionals to provide support across functions.

Less hierarchy and streamlined processes will result in cost efficiencies.  And, integrating back office functions and creating shared services will help improve productivity, as we accelerate the global integration of our operations.

The second major initiative is to maintain and enhance our competitiveness — primarily in services.

                                                Weak market conditions in some countries, notably in Western Europe, compounded with low levels of attrition have resulted in overcapacity and skills mismatch with market demand.

                                                This requires continued focus on cost competitiveness to get our structure in line, especially in Europe.   Here are a few examples of what we have planned.

                                                We will improve the efficiency of our service delivery through Integrated Delivery Centers.  These centers are transforming the way we deliver service.  They consolidate a significant percentage of the service delivery workload into fewer centers, using standard job roles, processes and tools, to not only reduce cost, but also to increase quality and customer satisfaction.  These centers are based around the globe, making the best use of our access to lower cost, highly qualified skills.

                                                We are building a more flexible global workforce consisting of the appropriate mix of IBM employees, contractors and partners.  This enables us to efficiently scale our costs up or down based on client demand.

                                                We’re aggressively rebalancing capacity to match the demand in local markets, retraining where possible, but also reducing staff through targeted resource programs.

                                                And we’re shifting more people into direct client facing work, reducing our overhead to create a leaner business model, at the same time we redirect more consulting skills to client transformations in areas like finance or HR.  This allows us to continue to build our capabilities to address the Business Performance Transformation Services opportunity.

                                                These actions to lower the balance point of our services business and shift investments to higher growth areas will be implemented around the world, though our focus is clearly in Europe.

Resource and Financial Impact

This drive to improve responsiveness and improve productivity requires the realignment and reduction of resources.  Through this transformation, we expect to eliminate between 10,000 and 13,000 positions worldwide.

The reductions are driven by the productivity and efficiency actions implemented in Global Services.

And, as I said earlier, the majority of actions are planned for Europe, including Germany, UK, Italy and France.

We anticipate that most of these objectives can be achieved through voluntary programs.  Where we see potential for involuntary actions, we have started the information and consultation process with the appropriate agencies.

The United States will also participate in these plans, on an involuntary basis.

Although many of the details have not been worked through, at this time we estimate that we will take a pre-tax charge between $1.3 billion and $1.7 billion in the second quarter.  This charge is imarily to address workforce reductions, which will result in future cash expenditures.

We expect some people will start to leave the business at the end of the second quarter, and that these actions may yield spending reductions of between $300 million and $500 million in the second half of the year.  This represents about 1 percent of our spending base in the second half.  The actions will result in a more competitive cost structure, and allow us to better deal with escalating labor costs, such as pension.

The savings will likely skew more toward the fourth quarter, due to the timing of departures.  I told you in our first quarter earnings call a couple of weeks ago that these benefits are part of our plan to achieve the second half earnings per share objectives, through more cost and expense savings.

These actions support our longer term business objectives, by improving productivity, and better positioning resources to enable us to execute and deliver value to our clients more effectively.

Summary Remarks

Let me briefly summarize today’s discussion.

We have set a new agenda for our clients, our industry and ourselves.  We are fundamentally transforming IBM into a company with an intensified focus on leading the high-value, high-margin segments of our industry.

The actions we announced this week are part of our ongoing efforts to drive a new level of effectiveness and competitiveness in support of this strategy, and accelerate our progress toward more globally-integrated operations.

First, we are implementing a more effective management structure in Europe — by driving decision-making authority much lower in the organization and closer to our clients.  The new operating model will reduce structure and put more of our people into direct client roles, while at the same time rely on shared centers of excellence to support them.

Second, we are taking actions to maintain and enhance our competitiveness,   primarily in Global Services.

We expect to take a pre-tax charge that is currently estimated between $1.3 and $1.7 billion in the second quarter, and will start to yield benefits in the second half of this year.

We’ll provide more information in our second quarter earnings announcement in July.

Now, Patricia and I will take your questions.

Closing

Thanks, Mark.

Before we begin the Q&A let me remind you of two items.

First, as Mark mentioned, while we have made a decision to proceed with these plans, many of the details have not been worked through.  We’ll handle your questions as directly as possible, given where we are in the process.

Second, this is not a mid-quarter update, so please resist the temptation to ask questions on current period performance.

OK operator, let’s open it up for a few questions.